Exhibit 10.2
NISOURCE INC.
NONEMPLOYEE DIRECTOR
RETIREMENT PLAN
(As Amended and Restated Effective May 13, 2008)

NISOURCE INC.
NONEMPLOYEE DIRECTOR
RETIREMENT PLAN
(As Amended and Restated Effective May 13, 2008)

i

NISOURCE INC.
NONEMPLOYEE DIRECTOR
RETIREMENT PLAN
(As Amended and Restated Effective May 13, 2008)
ARTICLE I
PURPOSE
     The NiSource Inc. Nonemployee Director Retirement Plan (the “Plan”) was established to assist the Company in attracting and retaining individuals of superior talent, ability and achievement to serve on its Board of Directors. The Plan was originally adopted effective January 1, 1991, and was amended and restated effective January 1, 2002 to cover only Nonemployee Directors serving on the Board of Directors on December 31, 2001, who elected to continue participation in the Plan on and after June 1, 2002. The Plan later was amended and restated effective January 1, 2005 to comply with Internal Revenue Code (the “Code”) Section 409A, and guidance and regulations thereunder, with respect to benefits earned under the Plan from and after January 1, 2005. Benefits under the Plan earned and vested prior to January 1, 2005 continue to be administered in accordance with the Plan then in effect and without regard to Code Section 409A and regulations thereunder.
     The Plan is now further amended and restated effective May 13, 2008, to freeze all future accruals of benefits under the Plan and allow any Director in the Plan to make an irrevocable election in accordance with certain transition relief under Section 409A of the Code, to receive his or her accrued benefits under the Plan in cash or restricted stock units.
ARTICLE II
DEFINITIONS
     The following words and phrases shall have the meanings set forth below unless a different meaning is required by the context:
     2.1 “Annual Retainer” means the amount paid by the Company to each Nonemployee Director as annual compensation for Service as a Director and as a member of any committee of the Board and as chairman of any such committee, which amount is exclusive of any Board or committee meeting fees, or remuneration under other plans, agreements or policies.
     2.2 “Board” means the Board of Directors of the Company.
     2.3 “Change in Control” means the occurrence of either a “Change in Ownership,” “Change in Effective Control” or a “Change of Ownership of a Substantial Portion of Assets,” as defined below:
     (a) Change in Ownership. A Change in Ownership of the Company occurs on the date that any one person, or more than one Person Acting as a Group (as defined below), acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company. However, if any one person or more than one Person Acting as a Group, is considered to own more than 50% of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons is not considered to cause a Change in Ownership of the Company (or to cause a Change in Effective Control of the Company). An increase in the percentage of stock owned by any one person, or Persons Acting as a Group, as a result of a transaction in which the Company acquires its stock in exchange for property shall be treated as an acquisition of stock. This subsection (a) applies only when there is a transfer of stock of the Company (or issuance of stock of the Company) and stock in the Company remains outstanding after the transaction.
     (b) Change in Effective Control. A Change in Effective Control of the Company occurs on the date that either —
     (i) any one person, or more than one Person Acting as a Group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 35% or more of the total voting power of the stock of the Company; or
     (ii) a majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.
In the absence of an event described in paragraph (i) or (ii), a Change in Effective Control of the Company shall not have occurred.
     Acquisition of additional control. If any one person, or more than one Person Acting as a Group, is considered to effectively control the Company, the acquisition of additional control of the Company by the same person or persons is not considered to cause a Change in Effective Control of the Company (or to cause a Change in Ownership of the Company).
     (c) Change of Ownership of a Substantial Portion of Assets. A Change of Ownership of a Substantial Portion of Assets occurs on the date that any one person, or more than one Person Acting as a Group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.
     Transfers to a related person. There is no Change in Control when there is a transfer to an entity that is controlled by the shareholders of the Company immediately after the transfer. A transfer of assets by the Company is not treated as a Change of Ownership of a Substantial Portion of Assets if the assets are transferred to —
     (i) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock;
     (ii) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company;
     (iii) a person, or more than one Person Acting as a Group, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company; or
     (iv) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a person described in paragraph (iii) next above.
          A person’s status is determined immediately after the transfer of Company assets. For example, a transfer to a corporation in which the Company has no ownership interest before the transaction, but which is a majority-owned subsidiary of the Company after the transaction is not treated as a Change of Ownership of a Substantial Portion of Assets of the Company.
     (v) Persons Acting as a Group. Persons shall not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time or as a result of the same public offering. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company. If a person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.
     2.4 “Committee” means the Corporate Governance Committee of the Board.
     2.5 “Company” means NiSource Inc., a Delaware corporation, including its subsidiaries and any successor organizations.
     2.6 “Director” means an individual who is a member of the Board on or after the Effective Date.
     2.7 “Disability” means a condition that (i) causes a Director to be unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months or (ii) causes a Director to be eligible to receive Social Security disability payments.
     2.8 “Effective Date” means January 1, 2005.
     2.9 “Eligible Nonemployee Director” means a Nonemployee Director who meets the eligibility requirements for retirement benefits under the Plan, as set forth in Article IV herein. “Eligible Nonemployee Director” also shall include any Nonemployee Director eligible to receive retirement benefits by virtue of a Change in Control, as set forth in Article VIII herein.
     2.10 “Nonemployee Director” means a Director who is not currently employed by the Company or any subsidiary of the Company.
     2.11 “Plan” means the NiSource Inc. Nonemployee Director Retirement Plan, including any amendments thereto.
     2.12 “Service” means a Director’s service on the Board as a Nonemployee Director.

     2.13 “Year of Service” means the 12-month period commencing with the first day of the calendar month in which each annual meeting of the shareholders of the Company takes place, and throughout which a Director served on the Board as a Nonemployee Director.
ARTICLE III
ADMINISTRATION
     The Plan shall be administered by the Committee. The Committee shall have the authority to interpret the Plan, and any such interpretation shall be final and binding upon all parties. The Board or the Committee may amend or terminate the Plan at any time, provided that no such amendment or termination shall adversely affect the amounts payable or vested under the Plan before the time of such amendment or termination. The Company shall pay all distributions pursuant to the Plan and all costs, charges and expenses related to the administration of the Plan.
     Notwithstanding the foregoing, effective May 13, 2008 (the “Freeze Date”), no further contributions shall be made to the Plan, and no further benefits will accrue on behalf of any Director after the Freeze Date.
ARTICLE IV
ELIGIBILITY FOR RETIREMENT BENEFITS
     4.1 Any Eligible Nonemployee Director (as described in Section 4.2 next below) who retires, resigns or separates from Service on or after the Effective Date after having completed at least five Years of Service, shall be eligible to receive a retirement benefit calculated in accordance with Article V herein, and payable in accordance with Article VI herein.
     4.2 Any Nonemployee Director who was participating in the Plan on December 31, 2001, and (i) made an irrevocable election, by written instrument delivered to the Committee between May 21, 2002 and July 1, 2002, to continue his or her participation in the Plan on and after July 1, 2002, or (ii) failed to make a timely election to participate or terminate participation pursuant to (i) next above, shall continue to participate in the Plan as an Eligible Nonemployee Director.

ARTICLE V
AMOUNT OF RETIREMENT BENEFIT
     Each Eligible Nonemployee Director shall be paid monthly payments in an amount equal to one-twelfth (1/12) of the Annual Retainer in effect as of the effective date of his or her retirement, resignation or separation from Service. The number of such payments shall equal the lesser of: (i) 120 or (ii) the number of full months of Service on the Board as a Nonemployee Director.
ARTICLE VI
PAYMENT OF RETIREMENT BENEFITS
     Payment of retirement benefits to an Eligible Nonemployee Director under the Plan shall be made in cash, and shall commence one month following the Director’s separation from Service for any reason, or, if later, within such timeframe permitted under Code Section 409A, and guidance and regulations thereunder. For this purpose, a Director’s separation from Service for Disability shall be deemed to occur on the date that the Committee designates as the date on which the definition of Disability under the Plan has been satisfied.
     Notwithstanding the foregoing, each Director who served on the Board on May 13, 2008, may make a special one-time election no earlier than May 13, 2008, and no later than December 31, 2008, to receive payment of his or her benefits in cash in 2009 or as a grant of restricted stock units under the NiSource Inc. Nonemployee Director’s Stock Incentive Plan (the “DSIP”). If the Director elects to receive restricted stock units, the restricted stock units will be paid in accordance with the terms of the DSIP.
ARTICLE VII
PAYMENT IN THE EVENT OF DEATH
     In the event that an Eligible Nonemployee Director dies prior to the receipt of all retirement benefits set forth in the Plan, the Company shall pay the present value of the remaining unpaid retirement benefits owing to the Eligible Nonemployee Director under the Plan in one cash lump sum within 60 calendar days following the date of death, or, if later, within such timeframe permitted under Code Section 409A, and guidance and regulations thereunder. The interest rate to be used to determine the present value of the unpaid retirement benefits shall be the six-month U.S. Treasury Bill rate in effect on the date of death. Such payment shall he made to the surviving spouse of the Eligible Nonemployee Director, if any. If there is no surviving spouse, then the payment shall be made to the representative of the estate of the Eligible Nonemployee Director.
ARTICLE VIII
PAYMENT IN THE EVENT OF SEPARATION FROM SERVICE
FOLLOWING A CHANGE IN CONTROL
     In the event that an Eligible Nonemployee Director who served on the Board on the effective date of a Change in Control separates from Service within two years following the effective date of a Change in Control, such Director shall receive his or her retirement benefits under the Plan in the form of a cash lump sum payment in an amount equal to the present value of the retirement benefits such Director is eligible to receive under the Plan.
     If, within two years following the effective date of a Change in Control, an Eligible Nonemployee Director who served on the Board on the effective date of the Change in Control, separates from Service on the Board prior to the time when such Director has served on the Board for five full years, such Director shall be entitled to receive a cash lump sum payment in an amount equal to 75% of the present value of the retirement benefits such Director would have been entitled to receive under the Plan had such Director served on the Board for five full years prior to separation from Service.
     For purposes of this Article VIII, the interest rate to be used to determine the present value of the unpaid retirement benefits shall be the six-month U.S. Treasury Bill rate in effect on the date of separation from Service. Payments of retirement benefits under this Article VIII shall be made within 60 calendar days following the date of separation from Service on the Board, or, if later, within such timeframe permitted under Code Section 409A, and guidance and regulations thereunder.

     In the event that the Committee determines that any payment, whether paid or payable or distributed or distributable pursuant to the Plan would be subject to the excise tax imposed by Code Section 4999, or any interest or penalty with respect to such excise tax (such excise tax together with any interest or penalties thereon are hereinafter referred to collectively as the “Excise Tax”), the Nonemployee Director subject to the Excise Tax shall be paid an additional payment (a “Gross-Up Payment”) in an amount such that, after the payment by such Nonemployee Director of all taxes (together with any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed upon the Gross-Up Payment, such Nonemployee Director retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the payment of retirement benefits under the Plan.
ARTICLE IX
UNFUNDED PLAN
     The Plan shall be a noncontributory, nonqualified and unfunded plan. Retirement benefit payments under the Plan shall represent an unsecured, general obligation of the Company, and shall be paid by the Company from its general operating assets. No special fund or trust shall be required to be created by the Company to fund the obligations under the Plan, nor shall any notes or securities be issued with respect to any retirement benefits under the Plan.
ARTICLE X
CERTAIN PAYMENTS
     Whenever a Nonemployee Director who is entitled to receive a payment under the Plan is a person under legal disability or a person not adjudicated incompetent but who, by reason of illness or mental or physical disability, is, in the opinion of the Committee, unable to manage properly his or her affairs, then such payments shall be paid in one of the fo1lowing ways, as the Committee deems advisable: (i) to such person directly; (ii) to the legally appointed guardian or conservator of such person for his or her exclusive benefit; or (iii) in such other manner for the exclusive benefit of such person as the Committee considers advisable. Any payment made in accordance with the provisions of this Article X shall be a complete discharge of any liability of the Company for the making of such payment under the Plan.

ARTICLE XI
MISCELLANEOUS
     11.1 Neither the establishment of the Plan, nor any action taken hereunder, shall in any way obligate: (i) the Company to nominate a Nonemployee Director for reelection or to continue to retain a Nonemployee Director, or (ii) a Nonemployee Director to agree to be nominated for reelection or to continue to serve on the Board.
     11.2 Subject to the provisions of Article III hereof, the Plan may not be terminated by the Company upon any merger or consolidation with, or acquisition of the Company by, any other entity, but shall be binding upon and inure to the benefit of the successors and assigns of the Company, and the heirs, executors, administrators, and assigns of each Eligible Nonemployee Director.
     11.3 The Plan shall not affect in any way the rights of any Eligible Nonemployee Director under any other deferred compensation plan or agreement between such Director and the Company.
     11.4 The provisions of the Plan shall be construed and interpreted according to the laws of the State of Indiana, except as preempted by federal law.
     IN WITNESS WHEREOF, the Company has caused this amended and restated Plan to be signed on this 24th day of February, 2009, effective May 13, 2008.

NISOURCE INC.
By:	/s/ Robert C. Campbell
Its:	Senior Vice President, Human Resources